Exhibit 99.1

TEL 713.627.7474 FAX 713.626.3650 5151 San Felipe, Suite 800 Houston, Texas 77056

FOR IMMEDIATE RELEASE

TPC GROUP REPORTS THIRD QUARTER 2011 FINANCIAL RESULTS

•	Adjusted EBITDA was $34 million, including negative impact of lower-of-cost-or-market charge of $10 million and positive butadiene price timing impact of $15 million

•	Free cash flow of $24 million in the quarter

•	Purchased 352,259 shares during the quarter for $8.3 million

HOUSTON (Thursday, November 10, 2011) – TPC Group Inc. (NASDAQ:TPCG), a leading service-based processor and infrastructure and logistics provider of value-added products derived from niche petrochemical raw materials, such as C4 hydrocarbons.

The Company’s third quarter 2011 revenues were $835 million, an increase of 67% versus the prior year quarter of $499 million, on a 9% increase in overall sales volume. The increase in revenue was driven primarily by the impact of 53% higher average selling prices which reflected substantially higher commodity prices across our product line portfolio. The 9% increase in volume was due to higher sales into the fuels markets. The impact of the higher selling prices was $290 million and the impact of the higher volume was $46 million.

Gross profit (defined herein as revenues less cost of sales) for the quarter was $87.0 million versus $71.3 million in the third quarter of 2010. The year-over-year improvement in gross profit was driven primarily by the positive impact that the timing of the upward trend in the price of butadiene has on our unit margins. Our third quarter results also reflected the positive impacts of favorable market conditions for our fuel products, successful initiatives to improve unit margins in our C4 Processing Segment and operational excellence projects, partially offset by lower gross profit for our Performance Products Segment.

The positive impact of the timing of rising butadiene prices on gross profit in the current year quarter was $15 million versus a negligible impact in the prior year quarter during which butadiene pricing was much more stable. North American market contract prices of butadiene increased from $1.53 per pound in June to $1.71 in September, which represents a 12% increase from the previous quarter. Increases in butadiene pricing have a positive impact on C4 Processing Segment margins as a result of the timing differences between crude C4 purchases and sales of finished butadiene. Absent fluctuating prices, unit margins generally remain relatively stable as a result of the linkage of our selling prices and raw material costs to the same commodity indices.

The favorable market conditions for our fuel products consisted of stronger seasonal demand and higher unleaded regular gasoline prices, a marker in many of our fuel products contracts.

Gross profit in our Performance Products Segment was negatively impacted by customer inventory destocking and market softness in the current year quarter compared to favorable market conditions and opportunistic higher margin spot sales in the prior year quarter.

Net income for the quarter was $9.4 million, or $0.58 per diluted share, compared to net income of $12.8 million, or $0.70 per diluted share, in the prior year quarter. Net income for the first nine months of 2011 was $55.1 million or $3.41 per diluted share, compared to net income of $31.3 million or $1.73 per diluted share in the first nine months of 2010. Net income for the quarter and nine months ended September 30, 2011 reflected higher interest expense of $5.4 million and $14.9 million, respectively, due to the 8  1/4 % Senior Secured Notes issued in October 2010. Diluted earnings per share for the quarter and nine months ended September 30, 2011 reflected the positive impact of the Company’s purchase of 2,788,979 shares of its common stock over the past year.

Adjusted EBITDA for the third quarter was $34.4 million compared to $32.8 million for the prior year quarter. The increase in Adjusted EBITDA reflected higher gross profit as discussed above, including the positive impact of butadiene pricing of $15 million, partially offset by a lower-of-cost-or-market charge of $9.8 million, related primarily to the decline in butadiene pricing from $1.71 per pound in September to $1.40 per pound in October. Of the total $9.8 million charge, $9.4 million related to butadiene inventories at September 30, 2011. (Adjusted EBITDA is a non-GAAP financial measure, and a reconciliation of Adjusted EBITDA to Net Income, the most closely related GAAP measure, is provided in the attached financial tables).

Commenting on the Company’s results, Mike McDonnell, President and CEO, stated, “We achieved solid results in the quarter, despite an LCM charge, by capitalizing on favorable industry trends versus prior year, and driving our strategies of margin improvement, including expansion of service-based fees, as well as volume growth and operational excellence. Absent the impact of butadiene price volatility, our EBITDA was largely generated by fixed per-pound fees and cost-plus contract pricing, which is independent of the level of butadiene pricing. These underlying results confirm the long-term value of our unique, strategically located infrastructure, critical products and services, and attractive markets.”

Business Segments

Results of Operations, C4 Processing Segment

(in millions, unaudited)

	Three Months Ended			Variance
	September 30,			Explanation
	2011	2010	Var	Volume	Price
Revenue	$713.5	$397.9	79%	14%	65%
Gross Profit	68.4	47.3	45%
Adj. EBITDA	33.5	23.8	41%

•

The increase in revenue was driven primarily by higher prices across the entire product portfolio that reflected structurally tighter product markets, caused by the shift from heavier to lighter cracker feedstock, and higher unleaded regular gasoline prices. Current year quarter volumes were favorably impacted by stronger seasonal demand for our lower margin fuel products.

•

The increases in gross profit and Adjusted EBITDA reflected higher margins, higher volumes, and a positive butadiene pricing impact related to the timing between crude C4 purchases and product sales. The positive butadiene pricing impact on the 2011 third quarter was $15 million versus a negligible impact a year ago. Third quarter 2011 Adjusted EBITDA also included the negative impact of a lower-of-cost-or-market charge of $9.7 million, of which $9.4 million related to butadiene inventories (as discussed above).

Results of Operations, Performance Products Segment

(in millions, unaudited)

	Three Months Ended			Variance
	September 30,			Explanation
	2011	2010	Var	Volume	Price
Revenue	$121.8	$101.6	20%	-8%	28%
Gross Profit	18.6	24.0	-23%
Adj. EBITDA	8.1	14.6	-45%

•

The increase in revenues reflected higher selling prices across the entire product portfolio, due to higher commodity prices, partially offset by lower sales volumes due to customer destocking and softer market conditions in the current year quarter.

•

The lower gross profit and Adjusted EBITDA reflected the lower sales volumes and a lower-of-cost-or-market charge of $0.1 million, as well as favorable market conditions and opportunistic higher margin spot sales in the prior year.

Liquidity and Capital Resources

The Company ended the quarter with $82.4 million in cash. Net cash flow from operating activities was $36.2 million and capital expenditures were $11.8 million, resulting in free cash flow of $24.4 million. Net cash used in financing activities, primarily for the repurchase of common stock, was $8.1 million. Net cash provided by operating activities reflected the strong operating results for the quarter as well as reduced investment in working capital of $14.3 million. The lower investment in working capital primarily reflected lower trade receivables at September 30, 2011 compared to June 30, 2011, while the impact of lower inventory quantities was offset by higher average carrying costs. Overall days outstanding for receivables, payables and inventory at September 30, 2011 were consistent with the days outstanding at December 31, 2010, March 31, 2011 and June 30, 2011. With the decisions to restart one of the dehydrogenation units for the production of isobutylene, and to conduct an engineering study targeting the restart of the second dehydrogenation unit for the production of butadiene, the Company now anticipates 2011 capital expenditures to be $45-$50 million. During the third quarter the Company purchased 352,259 shares of its common stock in the open market at a cost of $8.3 million. Since January 1, 2011, the Company has purchased 634,791 shares at a cost of $16.1 million as part of the $30 million authorized share purchase program.

Outlook

Commenting on the Company’s outlook for the fourth quarter, Mr. McDonnell stated, “Although TPC Group is well positioned for the long term to benefit from favorable market trends of continuing structural tightness in many of our products and modest economic growth, we anticipate a challenging fourth quarter, and we believe the market will come back into balance in early 2012.

During the latter part of the third quarter, and thus far in the fourth quarter, we have seen an abrupt softening in demand for butadiene, which has resulted in substantial declines in butadiene pricing in October and November and expected further declines in December. We believe this downward trend in butadiene demand and pricing reflects a temporary decline in end-use demand by our customers as they adjust their inventories and purchases due to the recent global economic uncertainty.

Aside from the negative impact of substantial declines in butadiene pricing, we would anticipate our fourth quarter 2011 Adjusted EBITDA, due to the impact of weaker economic conditions and softer demand, to be approximately 35% to 70% of our fourth quarter 2010 Adjusted EBITDA of $19 million, which reflected relatively stable butadiene pricing. Based on the October butadiene settlement price of $1.40 per pound and a current published North American spot price for butadiene of $0.95 per pound and the current level of our crude and finished butadiene inventory of 67 million pounds, the negative impact on fourth quarter Adjusted EBITDA from the decline in butadiene price would be approximately $30 million. The actual impact of butadiene pricing on our fourth quarter Adjusted EBITDA will vary based on further butadiene price fluctuations and changes in our butadiene inventory quantity, as well as discussions with suppliers to reduce inventory impact. The lower butadiene prices should have a positive impact on working capital and cash flow. We expect to generate $18 million to $27 million of free cash flow in the fourth quarter. The actual Adjusted EBITDA and free cash flow could vary significantly from the ranges provided based on actual performance and market conditions.

As we have emphasized in the past, our butadiene margins per unit should be relatively stable in a stable pricing environment, regardless of the absolute level of pricing. However, as a result of the timing between the purchase of crude C4 in one period and sale of finished butadiene in a later period, per unit margins will expand as butadiene pricing trends upward and will contract as butadiene pricing trends downward. Over the course of the first nine months of 2011, we experienced margin expansion as butadiene pricing was on a continuous upward trend. In contrast, as butadiene pricing trends downward over the fourth quarter, we anticipate substantial margin contraction until pricing stabilizes at a lower level. When pricing is stable, our per unit margins equal the value of the processing and aggregation services we provide to our customers.

We continue to make excellent progress in developing the longer term growth and profit performance of the Company through strategic projects that capitalize on attractive long term market fundamentals, idled production assets, and the expected strength of natural gas liquids economics. We are performing detailed engineering and initial construction to restart one of our idled dehydrogenation units to produce isobutylene as a feedstock for our fuel products and performance products business. We also continue to make progress on our engineering study to produce up to 600 million pounds of on-purpose butadiene by restarting our second, idled dehydrogenation unit. We expect these exceptional opportunities to significantly enhance our business model and operating performance, and provide an even stronger foundation for long-term, sustainable earnings growth.”

Conference Call

In conjunction with this release, the Company has scheduled a conference call for Friday, November 11, 2011 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). Interested parties may listen to the live conference call over the Internet by logging on to http://investors.tpcgrp.com/ or via phone by dialing (877) 415-4081 or internationally at (708) 290-1135. A telephone replay of the call will be available until November 25, 2011, and may be accessed via phone by dialing (855) 859-2056, and conference ID number, 21425788. Also, an archive of the webcast will be available shortly after the call on the Company’s website at www.tpcgrp.com.

About TPC Group

TPC Group Inc. is a leading producer of value-added products derived from niche petrochemical raw materials, such as C4 hydrocarbons, and provider of critical infrastructure and logistics services along the Gulf Coast region. The Company sells its products into a wide range of performance, specialty and intermediate markets, including synthetic rubber, fuels, lubricant additives, plastics and surfactants. Headquartered in Houston, Texas, and with an operating history of over 68 years, the Company has manufacturing facilities in the industrial corridor adjacent to the Houston Ship Channel, Port Neches and Baytown, Texas and operates a product terminal in Lake Charles, Louisiana. For more information, visit the Company’s website at http://www.tpcgrp.com.

Cautionary Information Regarding Forward-Looking Statements

Certain statements in this news release, including our guidance estimates, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly statements that may relate to future operating results, existing and expected competition, financing sources and availability, potential returns of capital to stockholders, the effects of seasonality and plans related to strategic alternatives or future expansion activities and capital expenditures. Although TPC Group believes that such statements are based on reasonable assumptions, no assurance can be given that such statements will prove to have been correct. A number of factors could cause actual results to vary materially from those expressed or implied in any forward-looking statements, including risks and uncertainties such as volatility in the petrochemicals industry, commodity pricing, seasonality, limitations on the Company’s access to capital, the effects of competition, leverage and debt service, general economic conditions, litigation and governmental investigations, and extensive environmental, health and safety laws and regulations. More information about the risks and uncertainties relating to TPC Group and the forward-looking statements are found in the Company’s SEC filings, including the Transition Report on Form 10-K, which are available free of charge on the SEC’s website at http://www.sec.gov. TPC Group expressly disclaims any obligation to update any forward-looking statements, including our guidance estimates, contained in this news release to reflect events or circumstances that may arise after the date of this release, except as otherwise required by applicable law. There can be no assurance that any guidance estimates included in this news release can or will be achieved.

Investor Relations
Contact:	Miguel Desdin
Email:	miguel.desdin@tpcgrp.com
Phone:	713-627-7474

Media Relations
Contact:	Sara Cronin
Email:	sara.cronin@tpcgrp.com
Phone:	713-627-7474

- tables to follow -

TPC GROUP INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	September 30, 2011	June 30, 2011	December 31, 2010
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$82.4	$66.1	$85.6
Trade accounts receivable	269.9	292.0	177.1
Inventories	164.6	166.3	89.3
Other current assets	23.6	24.1	24.1

Total current assets	540.5	548.5	376.1
Property, plant and equipment, net	486.8	485.0	484.5
Investment in limited partnership	2.7	2.6	2.7
Intangible assets, net	5.9	5.9	6.0
Other assets, net	38.2	40.8	42.9

Total assets	$1,074.1	$1,082.8	$912.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$252.8	$265.3	$150.0
Accrued liabilities	48.9	46.6	30.9

Total current liabilities	301.7	311.9	180.9
Long-term debt	348.0	347.9	347.8
Deferred income taxes	117.7	117.9	117.9

Total liabilities	767.4	777.7	646.6
Stockholders’ equity	306.7	305.1	265.6

Total liabilities and stockholders’ equity	$1,074.1	$1,082.8	$912.2

TPC GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited) (In millions, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2011	2010	2011	2011	2010
Revenues	$835.3	$499.4	$792.9	$2,183.8	$1,432.0
Cost of sales	748.3	428.1	677.2	1,901.5	1,223.1
Operating expenses	35.6	32.9	36.8	109.9	101.1
General and administrative expenses	7.6	6.0	8.3	23.0	22.6
Depreciation and amortization	10.0	9.9	10.4	30.3	29.5
Lower-of-cost-or-market adjustment	9.8	—	—	9.8	—

Income from operations	24.0	22.5	60.2	109.3	55.7
Other (income) expense
Interest expense, net	8.6	3.2	8.6	25.7	10.7
Unrealized gain on derivatives	—	—	—	—	(2.1)
Other, net	(0.4)	(0.4)	(0.4)	(1.3)	(1.5)

Income before income taxes	15.8	19.7	52.0	84.9	48.6
Income tax expense	6.4	6.9	17.7	29.8	17.4

Net income	$9.4	$12.8	$34.3	$55.1	$31.2

Earnings per share:
Basic	$0.59	$0.70	$2.15	$3.43	$1.73
Diluted	0.58	0.70	2.12	3.41	1.73
Weighted average shares outstanding:
Basic	16.0	18.3	16.0	16.0	18.1
Diluted	16.0	18.3	16.2	16.2	18.1

TPC GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited) (In millions, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2011	2010	2011	2011	2010
Cash flows from operating activities	$36.2	$(77.0)	$28.1	$44.5	$52.6

Cash flows from investing activities
Capital expenditures	(11.8)	(2.0)	(12.8)	(32.6)	(11.9)

	(11.8)	(2.0)	(12.8)	(32.6)	(11.9)
Cash flows from financing activities
Proceeds from senior secured notes issue	—	(0.7)	—	—	(2.0)
Net payments on revolving credit facility borrowings	—	—	(11.0)	—	(0.4)
Payments on insurance debt	—	(0.3)	—	—	(2.6)
Debt issuance costs	—	—	—	—	(4.9)
Exercise of stock options	0.2	—	0.3	1.0	3.0
Tax benefit from share-based compensation	—	—	—	—	0.3
Repurchase of common stock	(8.3)		—	(16.1)	102—

	(8.1)	(1.0)	(10.7)	(15.1)	(6.6)
Increase (decrease) in cash and cash equivalents	16.3	(80.0)	4.6	(3.2)	34.1
Cash and cash equivalents at beginning of period	66.1	114.6	61.5	85.6	0.4

Cash and cash equivalents at end of period	$82.4	$34.6	$66.1	$82.4	$34.5

Changes in working capital
Accounts receivable	$22.1	$(54.7)	$(60.9)	$(92.8)	$(32.0)
Inventory	1.7	(21.0)	(32.4)	(75.4)	(42.2)
Accounts payable	(12.5)	(11.2)	66.9	102.8	28.8
Other assets and liabilities	3.0	(21.4)	7.1	15.2	(21.5)

	$14.3	$(108.3)	$(19.3)	$(50.2)	$(66.9)

TPC GROUP INC.

BUSINESS SEGMENT INFORMATION

(Unaudited) (In millions)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2011	2010	2011	2011	2010
Sales volumes (lbs) (1)
C4 Processing	669.1	587.1	691.2	1,941.5	1,762.8
Performance Products	149.0	161.6	168.6	487.1	473.3

	818.1	748.7	859.8	2,428.6	2,236.1

Revenues
C4 Processing	$713.5	$397.9	$659.1	$1,806.9	$1,122.2
Performance Products	121.8	101.5	133.8	376.9	309.8

	$835.3	$499.4	$792.9	$2,183.8	$1,432.0

Cost of Sales (2):
C4 Processing	$645.1	$350.6	$566.3	$1,587.7	$984.1
Performance Products	103.2	77.5	$111.0	313.8	239.0

	$748.3	$428.1	$677.3	$1,901.5	$1,223.1

Adjusted EBITDA - as previously defined (3):
C4 Processing (4)	$33.5	$23.8	$66.9	$130.9	$64.6
Performance Products (4)	8.1	14.6	12.0	31.7	43.2
Corporate	(6.9)	(5.3)	(7.4)	(20.5)	(20.0)

	$34.7	$33.1	$71.5	$142.1	$87.8

Adjusted EBITDA- current definition (3):
C4 Processing (4)	$33.5	$23.8	$66.9	$130.9	$64.6
Performance Products (4)	8.1	14.6	12.0	31.7	43.2
Corporate	(7.2)	(5.7)	(7.9)	(21.7)	(18.9)

	$34.4	$32.7	$71.0	$140.9	$88.9

1)	Sales volumes represent product sales volumes only and do not include volumes of products delivered under tolling or similar arrangements, in which we do not purchase the raw materials, but process raw materials for another party for a specified fee.
2)	Does not include operating expenses, depreciation and amortization expense or the lower-of-cost-or-market adjustment discussed below.
3)	See next page for further discussion of Adjusted EBITDA and the revision of previously reported amounts for the prior year period.
4)	Adjusted EBITDA for the three and nine month periods ended September 30, 2011 includes a lower-of-cost-or-market charge of $9.8 million, of which $9.7 million relates to the C4 Processing Segment and $0.1 million relates to the Performance Products Segment.

TPC GROUP INC.

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME

(Unaudited) (In millions)

Adjusted EBITDA is not a measure computed in accordance with US GAAP. A non-US GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with US GAAP in the statements of operations, balance sheets, or statements of cash flows (or equivalent statements); or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measures so calculated and presented.

Adjusted EBITDA is presented and discussed in this news release because management believes it enhances understanding by investors and lenders of the Company’s operating performance. Since Adjusted EBITDA is not a measure computed in accordance with US GAAP, it does not represent cash flow from operations, nor is it intended to be presented herein as a substitute to operating income or net income as indicators of the Company’s operating performance. Adjusted EBITDA is the primary performance measurement used by our senior management and our Board of Directors to evaluate operating results and to allocate capital resources between our business segments.

We calculate Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization (EBITDA), which is then adjusted to remove or add back certain items. The items removed or added back have historically consisted of items we consider to be non-recurring in nature and which we believe distort comparability between periods, as well as certain non-cash items such as stock-based compensation and unrealized gains and losses on derivative financial instruments. As indicated in the table below, during the first quarter of 2011 we revised previously reported Adjusted EBITDA to no longer remove the effect of non-cash stock-based compensation and unrealized gains and losses on derivative financial instruments, because they are recurring in nature. As shown below in the reconciliation of Adjusted EBITDA to Net Income, the US GAAP measure most directly comparable to Adjusted EBITDA, under the revised definition of Adjusted EBITDA, there were no adjustments to EBITDA for the quarters ended September 30, 2011 and June 30, 2011. Our calculation of Adjusted EBITDA may be different from calculations used by other companies; therefore, it may not be comparable to other companies.

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2011	2010	2011	2011	2010
Net income (loss)	$9.4	$12.8	$34.3	$55.1	$31.2
Income tax expense (benefit)	6.4	6.9	17.7	29.8	17.4
Interest expense, net	8.6	3.2	8.6	25.7	10.8
Depreciation and amortization	10.0	9.8	10.4	30.3	29.5

EBITDA	34.4	32.7	71.0	140.9	88.9
Non-cash stock-based compensation	0.3	0.4	0.5	1.1	1.0
Unrealized (gain) loss on derivatives	—	—	—	—	(2.1)

Adjusted EBITDA - as previously defined	34.7	33.1	71.5	142.0	87.8
Non-cash stock-based compensation	(0.3)	(0.4)	(0.5)	(1.1)	(1.0)
Unrealized (gain) loss on derivatives	—	—	—	—	2.1

Adjusted EBITDA - current definition	$34.4	$32.7	$71.0	$140.9	$88.9

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